                                                                     EXHIBIT 2.1


                                TABLE OF CONTENTS

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                                                                                                                Page

ARTICLE 1 SALE OF ASSETS AND CLOSING.............................................................................1

     1.1        Assets...........................................................................................1
     1.2        Liabilities......................................................................................2
     1.3        Consideration....................................................................................3
     1.4        Closing..........................................................................................3
     1.5        License; Further Assurances; Post-Closing Cooperation............................................4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................5

     2.1        Organization.....................................................................................5
     2.2        Authority........................................................................................5
     2.3        No Conflicts.....................................................................................5
     2.4        Governmental Approvals and Filings...............................................................6
     2.5        No Undisclosed Liabilities.......................................................................6
     2.6        Taxes............................................................................................6
     2.7        Legal Proceedings................................................................................6
     2.8        Intellectual Property............................................................................7
     2.9        Accuracy of Reports..............................................................................7
     2.10       Material Contracts...............................................................................8
     2.11       Brokers..........................................................................................8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................8

     3.1        Organization.....................................................................................8
     3.2        Authority........................................................................................8
     3.3        No Conflicts.....................................................................................9
     3.4        Governmental Approvals and Filings...............................................................9
     3.5        Capital Structure................................................................................9
     3.6        SEC Documents....................................................................................9
     3.7        Shares of Common Stock..........................................................................10
     3.8        Absence of Certain Changes or Events............................................................10
     3.9        Brokers.........................................................................................10

ARTICLE 4 COVENANTS OF SELLER...................................................................................10

     4.1        HSR Filings.....................................................................................10
     4.2        Investigation by Purchaser......................................................................11
     4.3        Conduct of Business.............................................................................11
     4.4        Noncompetition..................................................................................11
     4.5        Fulfillment of Conditions.......................................................................13
     4.6        Delivery of Disclosure Schedule; Acceptance.....................................................13
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                                      -i-

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
     4.7        Notice of Developments..........................................................................14
     4.8        No Solicitation or Negotiation..................................................................14
     4.9        Break-Up Fee....................................................................................14
     4.10       Subsequent Transfers of Intellectual Property...................................................15

ARTICLE 5 COVENANTS OF PURCHASER................................................................................15

     5.1        HSR Filings.....................................................................................15
     5.2        Fulfillment of Conditions.......................................................................15
     5.3        Insurance Carrier Appointments..................................................................15
     5.4        Transfer Taxes..................................................................................16
     5.5        Notice of Developments..........................................................................16

ARTICLE 6 MUTUAL COOPERATION COVENANTS..........................................................................16

     6.1        Consents and Approvals..........................................................................16
     6.2        Development of Transition Plans.................................................................16
     6.3        Execution of Transition Plans...................................................................17
     6.4        Employee Matters................................................................................17
     6.5        Patent License Agreement........................................................................17

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF PURCHASER................................................................18

     7.1        Representations and Warranties..................................................................18
     7.2        Performance.....................................................................................18
     7.3        Orders and Laws; HSR Act........................................................................18
     7.4        Deliveries......................................................................................18
     7.5        No Material Adverse Effect......................................................................18
     7.6        No Proceeding or Litigation.....................................................................18
     7.7        Resolutions of Seller...........................................................................19
     7.8        Incumbency Certificates.........................................................................19
     7.9        Distribution Agreement..........................................................................19
     7.10       Shareholders Agreement..........................................................................19

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SELLER AND INTUIT........................................................19

     8.1        Representations and Warranties..................................................................19
     8.2        Performance.....................................................................................19
     8.3        Orders and Laws; HSR Act........................................................................19
     8.4        Distribution Agreement..........................................................................19
     8.5        Shareholders Agreement..........................................................................19
     8.6        No Proceeding or Litigation.....................................................................20
     8.7        Resolutions of Seller...........................................................................20
     8.8        Incumbency Certificates.........................................................................20
     8.9        Deliveries......................................................................................20
     8.10       No Material Adverse Effect......................................................................20

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.....................................20

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                                      -ii-

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
ARTICLE 10 INDEMNIFICATION......................................................................................21

     10.1       Indemnification.................................................................................21
     10.2       Method of Asserting Claims......................................................................21

ARTICLE 11 TERMINATION..........................................................................................23

     11.1       Termination.....................................................................................23
     11.2       Effect of Termination...........................................................................24

ARTICLE 12 DEFINITIONS..........................................................................................25

     12.1       Definitions and Construction....................................................................25

ARTICLE 13 MISCELLANEOUS........................................................................................31

     13.1       Notices.........................................................................................31
     13.2       Bulk Sales Act..................................................................................32
     13.3       Entire Agreement................................................................................32
     13.4       Expenses........................................................................................32
     13.5       Public Announcements............................................................................32
     13.6       Supplemental Confidentiality....................................................................33
     13.7       Waiver..........................................................................................33
     13.8       Amendment.......................................................................................34
     13.9       No Third Party Beneficiary......................................................................34
     13.10      No Assignment; Binding Effect...................................................................34
     13.11      Headings........................................................................................34
     13.12      Consent to Jurisdiction and Service of Process..................................................34
     13.13      Invalid Provisions..............................................................................34
     13.14      Governing Law...................................................................................34
     13.15      Counterparts....................................................................................34




EXHIBITS

Exhibit A      Distribution Agreement

Exhibit B      Shareholders Agreement

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") dated as of November 25, 2000 is made and entered into by and between InsWeb Corporation, a Delaware corporation ("PURCHASER"), Intuit Insurance Services, Inc., a Virginia corporation ("SELLER"), and, as to certain provisions, Intuit Inc., a Delaware corporation ("INTUIT"), with reference to the following:

     A. Seller maintains an Internet site, the uniform resource locator ("URL") of which is http://www.insuremarket.com (the "SITE") through which Seller acts as an insurance premium quotation aggregator (I.E., a non-risk bearing entity that displays premium quotes for multiple insurers using information collected from a single questionnaire), providing insurance agency and related services for Consumer Insurance Products in the areas of life insurance, automobile insurance, motorcycle insurance, individual health insurance, homeowner's insurance, disability income insurance and long-term care insurance (collectively, the "SITE INSURANCE SERVICES").

     B. Seller and Intuit desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller and Intuit, certain of the assets of Seller and Intuit relating to the Site and the provision of the Site Insurance Services, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller and Intuit, all on the terms and conditions set forth herein (collectively, the "TRANSACTION").

     C. On the Closing Date, Intuit and Purchaser will enter into that certain License and Distribution Agreement (the "DISTRIBUTION AGREEMENT") in the form attached hereto as EXHIBIT A.

     D. Capitalized terms not otherwise defined herein have the meanings set forth in SECTION 12.1.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                           SALE OF ASSETS AND CLOSING

1.1      ASSETS

     (a) ASSETS TRANSFERRED. On the terms and subject to the conditions set forth in this Agreement, Seller, and, as applicable, Intuit, will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, Seller's and, as applicable, Intuit's right, title and interest in, to and under the following Assets used or held for use in connection with the operation of the Site and the provision of the Site Insurance Services (collectively the "ASSETS"):

          (i) SELLER'S INTELLECTUAL PROPERTY. All Intellectual Property described in SECTION 1.1(a)(i)(A) OF THE DISCLOSURE SCHEDULE, but excluding therefrom any Intellectual Property or property described in SECTION 1.1(a)(i)(B) OF THE DISCLOSURE SCHEDULE (the "SELLER'S INTELLECTUAL PROPERTY"); and

          (ii) SITE RELATED CONTRACTS. To the extent (A) their assignment, delegation or subcontracting is permitted under the terms thereof or with the consent of the other contracting party (the "COUNTERPARTY") and the consent of the Counterparty is obtained and (B) they relate to Consumer Insurance Products, those Contracts or rights and obligations thereunder utilized in the provision of the Site Insurance Services described in SECTION 1.1(a)(ii) OF THE DISCLOSURE SCHEDULE (the "SITE RELATED CONTRACTS").

     (b) EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, all assets and properties of Seller and Intuit not specifically described in Section 1.1(a), including, without limitation, cash and accounts receivable, corporate records and customer information (collectively, the "EXCLUDED ASSETS"), shall be excluded from and shall not constitute Assets.

     1.2 LIABILITIES.

     (a) ASSUMED LIABILITIES.

          (i) At the Closing, in connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement and on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and agree to pay, perform and discharge when due the obligations of Seller and Intuit arising from or expressly related to the Assets (collectively, the "ASSUMED LIABILITIES"), including, without limitation, all obligations of Seller or Intuit under the Site Related Contracts to be performed on or after the Closing Date (but only to the extent any site Related Contract is assigned, delegated, subcontracted or otherwise effectively transferred (either in accordance with its terms or with the consent of the Counterparty) from Seller or Intuit to Purchaser), as the same may be modified by the terms and conditions of any required consents to assignment, delegation, subcontracting or other effective transfer of such Site Related Contracts or the portions thereof that relate to Consumer Insurance Products.

          (ii) Seller, Purchaser and, with respect to Site Related Contracts to which Intuit is a party, Intuit shall work cooperatively and use their commercially reasonable efforts to effect (A) an assignment, delegation, subcontracting or other effective transfer of each Site Related Contract or the portions thereof that relate to Consumer Insurance Products or (B) as necessary, the termination of any Site Related Contract and replacement of any such terminated Site Related Contract with a new contract between the Counterparty under such Site Related Contract and Purchaser. To the extent that any Site Related Contract or any rights and duties thereunder cannot be assigned or delegated without the consent of the Counterparty to such Site Related Contract, this Agreement shall not constitute an assignment or delegation or an attempted assignment or delegation thereof if such assignment or delegation would constitute a breach thereof. In such cases, Seller, Purchaser and, with respect to Site Related Contracts to which Intuit is a party, Intuit shall use their commercially reasonable efforts to obtain the consent of such Counterparty to the assignment or delegation of such Site Related Contract or the specific rights and duties thereunder related to Consumer Insurance Products. If such consent shall not be obtained, Seller, Purchaser and Intuit shall cooperate in any reasonable arrangement, such as a subcontracting or management contract relationship, designed to provide to Purchaser the benefits intended to be assigned to Purchaser and/or to provide to Seller and Intuit the benefits intended to be achieved as a result of the delegation of duties under the relevant Site

Related Contract; provided, however, neither Seller nor Intuit shall be required by this Agreement to take any action with respect to a Site Related Contract that would result in a breach thereof or a default thereunder. The obligations and duties under the Site Related Contracts assigned, delegated, subcontracted or otherwise effectively transferred to Purchaser shall be Assumed Liabilities. If and to the extent that such an assignment, delegation, subcontracting or other effective transfer of a Site Related Contract (or the portions thereof that relate to Consumer Insurance Products) cannot be effected, Purchaser shall have no obligation pursuant to this Agreement with respect any such Site Related Contract, and neither Seller nor Intuit shall incur liability for breach of this Agreement with respect to any such Site Related Contract and there shall be no reduction in the consideration delivered to Intuit or its nominee under this Agreement with respect to such Site Related Contract. Neither Seller nor Intuit makes any representation or warranty that any Counterparty to any Site Related Contract will permit any such assignment, delegation, subcontracting or other effective transfer of any provision contained in any of the Site Related Contracts. For purposes of the provisions of this Agreement relating to the assignment, delegation, subcontracting or other effective transfer of any Site Related Contract, "commercially reasonable efforts" will not be construed as requiring Seller, Intuit or Purchaser to make a payment of money in order to obtain the consent of such Counterparty to any such assignment, delegation, subcontracting or other effective transfer under any Site Related Contract other than the payments of amounts that would in the ordinary course of business have been due and payable by Seller or Intuit under the provisions of such Site Related Contract for performance prior to the Closing Date.

     (b) RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or Intuit of any kind, character or description whatsoever (collectively, the "RETAINED LIABILITIES"), including, without limitation, (i) all Taxes now or hereafter owed by Seller, Intuit or any Affiliate of Intuit, or attributable to the Assets or the business of Seller or Intuit, relating to any period, or any portion of any period, ending on or prior to the Closing Date, (ii) any and all Liabilities related to current and former employees of Seller or Intuit with respect to their employment by Seller or Intuit, and their respective beneficiaries, including, without limitation, salaries, wages, incentive pay, severance and vacation benefits, retirement, welfare and insurance benefits, and any and all other benefits and perquisites, whether incurred pursuant to an employee benefit plan of Seller or Intuit or otherwise; and (iii) all Liabilities relating to or arising out of the Excluded Assets, all of which Retained Liabilities shall be retained by Seller and/or Intuit.

     1.3 CONSIDERATION. As consideration for the Assets and for the performance by Seller and Intuit of this Agreement (including without limitation the covenant of Seller and Intuit contained in SECTION 4.4), Purchaser shall issue or cause to be issued to Intuit or Intuit's nominee, which shall be a direct or indirect wholly owned subsidiary of Intuit, at the Closing shares of Purchaser's common stock, par value $0.001 per share (the "COMMON STOCK"), constituting 19.9% of Purchaser's issued and outstanding Common Stock as of the Closing Date, but before giving effect to such issuance (the "SHARES").

     1.4 CLOSING. The Closing will take place at the offices of Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California 94304, or at such other place as Purchaser and Seller mutually agree, at 10:00 a.m. local time, on the Closing Date. At the Closing,

Purchaser will deliver to Intuit or Intuit's nominee (as described in SECTION 1.3) a certificate evidencing the Shares. Simultaneously, (a) Seller and, as applicable, Intuit will assign and transfer to Purchaser title in and to the Assets by delivery of (i) a General Assignment in a form to be mutually agreed upon by Purchaser and Seller prior to the Closing (the "GENERAL ASSIGNMENT"), duly executed by Seller and, as applicable, Intuit, (ii) assignments of the Seller's Intellectual Property in form and substance reasonably satisfactory to Purchaser, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser as shall be effective to transfer the Assets to Purchaser in accordance with the terms of this Agreement (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "ASSIGNMENT INSTRUMENTS"), and (b) Purchaser will assume from Seller and, as applicable, Intuit, the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in a form to be mutually agreed upon by Purchaser and Seller prior to the Closing (the "ASSUMPTION AGREEMENT"), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller and, as applicable, Intuit, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in SECTION 1.2(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "ASSUMPTION INSTRUMENTS"). At the Closing, there shall also be delivered to Seller and, as applicable, Intuit, and Purchaser the contracts, documents and instruments required to be delivered under ARTICLES 7 AND 8.

     1.5      LICENSE; FURTHER ASSURANCES; POST-CLOSING COOPERATION.

     (a) Effective as of the Closing, Purchaser hereby grants Seller and, as applicable, Intuit, a non-exclusive, non-assignable (other than to Intuit or an Affiliate thereof), royalty-free right and license to use Seller's Intellectual Property and the Site (the "LICENSE") for the sole purpose of enabling Seller and Intuit to maintain, generate or retrieve consumer, operational or other Site information and content required to comply with regulatory obligations and audits or other similar surviving contractual obligations of Seller or Intuit pursuant to Contracts by which either Seller or Intuit is bound (the "CONTINUING OBLIGATIONS"); provided that the scope of the foregoing License shall not include use of Seller's Intellectual Property or the Site to offer or provide Site Insurance Services to the public, directly or indirectly (the "LICENSE RESTRICTIONS"). The License shall terminate (i) automatically upon the termination or expiration of the Continuing Obligations, or (ii) upon written notice of the Purchaser to Seller if Seller is in material breach of the License Restrictions and fails to cure such breach within ten (10) days after Purchaser's written notice to Seller of such breach including a reasonably specific description thereof. Seller's or Intuit's exercise of its rights under the License in accordance with this SECTION 1.5(a) shall not constitute or be treated as a breach of the non-competition provisions of this Agreement.

     (b) For a period of one year beginning on the Closing Date and subject to any applicable Laws and policies, including, without limitation, Laws and policies relating to privacy and customer information, each party will provide the other, upon reasonable written request, with information relating to the Site Insurance Services, to the extent that such information is required by the requesting party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority or any party to any Site Related Contract (other than

Seller, Purchaser or Intuit) or (ii) any actual or threatened Action or Proceeding. Notwithstanding anything to the contrary contained in this
SECTION 1.5(b), if the parties are in an adversarial relationship in litigation (or in connection with threatened litigation), the provision of information in accordance with SECTION 1.5(b) shall be subject to applicable rules relating to discovery.

                                     ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on the DISCLOSURE SCHEDULE delivered by Seller to Purchaser at the Closing (which DISCLOSURE SCHEDULE shall be arranged in Section numbers which correspond to the Section numbers of this ARTICLE 2, although any information disclosed therein under any Section number shall be deemed to be disclosed and incorporated for purposes of any other Section in this ARTICLE 2, but only to the extent such disclosure is appropriate and that it is reasonably apparent that such disclosure modifies such section), Seller, and where specifically stated, Intuit, hereby represents and warrants to Purchaser as of the date this Agreement (unless otherwise stated herein) as set forth below:

     2.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia, and Intuit is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and Intuit has full corporate power and authority to conduct its respective business as and to the extent now conducted and to own, use and lease the Assets.

     2.2 AUTHORITY. Each of Seller and Intuit has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller and Intuit of this Agreement and the Operative Agreements to which either is a party, and the performance by Seller and Intuit of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Seller or Intuit is necessary. This Agreement has been duly and validly executed and delivered by Seller and Intuit and constitutes, and upon the execution and delivery by Seller and Intuit of the Operative Agreements to which each is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller and Intuit enforceable against Seller or Intuit (but as to Intuit only with respect to the provisions to which Intuit is expressly bound) in accordance with their terms except to the extent that enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or some other laws relating to creditors' rights generally.

     2.3 NO CONFLICTS. The execution and delivery by Seller and Intuit of this Agreement do not, and the execution and delivery by Seller and Intuit of the Operative Agreements to which each is a party, the performance by each of Seller and Intuit of its obligations under this Agreement and by each of Seller and Intuit under such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Seller or Intuit; or

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in SECTION 2.4 or disclosed in
SECTION 2.4 OF THE DISCLOSURE SCHEDULE, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or Intuit or any of the Assets; or

     (c) except as set forth in SECTION 2.3 OF THE DISCLOSURE SCHEDULE, conflict with materially, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, or give to others any material rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on, any of the Assets pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement related to the Assets or the Assumed Liabilities to which Seller or Intuit is a party or by which any of the Assets is bound or affected.

     2.4 GOVERNMENTAL APPROVALS AND FILINGS. Except as disclosed in SECTION
2.4 OF THE DISCLOSURE SCHEDULE and as described in SECTION 4.1 hereof, no material consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or Intuit is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which each is a party or the consummation of the transactions contemplated hereby or thereby.

     2.5 NO UNDISCLOSED LIABILITIES. Except as disclosed in SECTION 2.3 and
SECTION 2.5 OF THE DISCLOSURE SCHEDULE, there are no Liabilities (including, without limitation, those for environmental or employee benefit matters) against, relating to or affecting the Assets (other than Liabilities incurred in the ordinary course of business consistent with past practice), which in the aggregate are material to the condition or value of the Assets or the use of the Seller's Intellectual Property.

     2.6 TAXES. All Taxes for which Purchaser could become liable as a result of acquiring the Assets or which could result in a Lien on or charge against the Assets have been or will be paid by Seller for all periods prior to and including the Closing Date. There are not, and as of the Closing will not be, any Liens for Taxes on any of the Assets. Seller is not a "foreign person" within the meaning of SECTION 1445(f)(3) of the Code. There are no pending or, to the Knowledge of Seller, threatened Actions or Proceedings involving Seller with respect to Taxes related to the Assets or the Assumed Liabilities.

     2.7 LEGAL PROCEEDINGS. Except as disclosed in SECTION 2.7 OF THE DISCLOSURE SCHEDULE, (i) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, that could (A) if decided adversely to Seller, have a Material Adverse Effect on the Assets or (B) affect the validity, legality or enforceability of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated hereby or thereby and (ii) there are no Actions or Proceedings instituted by Seller or Intuit with respect to the Assets.

     2.8 INTELLECTUAL PROPERTY. SECTION 2.8 OF THE DISCLOSURE SCHEDULE sets forth a true and complete list of (i) all patents and patent applications and registered copyrights and copyright applications issued or pending for Seller's Intellectual Property and (ii) Seller's Licenses.

     (a) Except as set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE, the Intellectual Property included in Seller's Intellectual Property other than Patents and, to the Knowledge of Seller and Intuit, the Patents included in Seller's Intellectual Property, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights of any third party, and no Actions are pending or, to the Knowledge of Seller or Intuit, threatened against Seller or Intuit alleging any of the foregoing.

     (b) Seller and Intuit, individually or collectively, are the exclusive owners of the entire and unencumbered right, title and interest in and to, the Seller's Intellectual Property, and Seller or Intuit is entitled to use the Seller's Intellectual Property in the ordinary course of the operation of the Site and the provision of the Site Insurance Services as presently conducted.

     (c) Except as set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE, Seller's Intellectual Property includes all material Intellectual Property owned and created by Seller and used solely in the on-line provision of the Site Insurance Services through the Site.

     (d) No Actions or Proceedings are pending, or, to the Knowledge of Seller or Intuit, threatened against Seller or Intuit based upon or challenging or seeking to deny or restrict the use by Seller or Intuit of any of the Seller's Intellectual Property.

     (e) To the Knowledge of Seller and Intuit, no Person is engaging in any activity that infringes the Seller's Intellectual Property. Except as set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE, neither Seller nor Intuit has granted any license or other right to any third party with respect to the Seller's Intellectual Property.

     (f) Seller and Intuit have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the material Trade Secrets identified as being included in Seller's Intellectual Property. To the Knowledge of the Seller and Intuit, (i) there has been no misappropriation of any material Trade Secrets identified as being included in Seller's Intellectual Property by any person, and (ii) no employee, independent contractor or agent of Seller or Intuit is in material default or material breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Seller's Intellectual Property.

     2.9 ACCURACY OF REPORTS. SECTION 2.9(A) OF THE DISCLOSURE SCHEDULE sets forth the number of estimated term life insurance and automobile insurance quote sessions (the "ESTIMATED HISTORICAL QUOTE SESSIONS") by specified source or origin presented by Seller in connection with the operation of the Site for the twelve (12) month period between August 1, 1999 and July 31, 2000 (the "PRIOR YEAR"). The actual number of term life insurance and automobile insurance quote sessions presented by Seller in connection with the operation of the Site for the Prior Year is no less than 85% of the number of Estimated Historical Quote Sessions. SECTION 2.9(B) OF THE DISCLOSURE SCHEDULE contains certain limited information Known to Seller and Intuit regarding circumstances that have occurred since the date of the Estimated Historical Quote Sessions that may affect the number of quote sessions or visits on the Site. Except as set forth in SECTION 2.9(B) OF THE DISCLOSURE SCHEDULE, there are no facts or circumstances known to Seller or Intuit which would render the Estimated Historical Quote Sessions inaccurate in any material respect. Purchaser acknowledges and agrees that the Estimated Historical Quote Sessions are not intended to be and do not constitute a forecast or prediction by Seller or Intuit of future quote sessions or traffic levels related to Consumer Insurance Products.

     2.10 MATERIAL CONTRACTS. SECTION 2.10 OF THE DISCLOSURE SCHEDULE lists each Contract of Seller and Intuit that is either a distribution or traffic agreement material to the operation of the Site or the provision of Site Insurance Services or a material contract or agreement which will constitute a Continuing Obligation.

     2.11 BROKERS. No broker, finder, investment banker or advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Operative Agreements based upon arrangements made by or on behalf of Seller or Intuit.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as set forth on the DISCLOSURE SCHEDULE delivered by Purchaser to Seller at the Closing (which Disclosure Schedule shall be arranged in Section numbers which correspond to the Section numbers of this ARTICLE 3, although any information disclosed therein under any Section number shall be deemed to be disclosed and incorporated for purposes of any other Section in this
ARTICLE 3, but only to the extent such disclosure is appropriate and that it is reasonably apparent that such disclosure modifies such Section), Purchaser hereby represents and warrants to Seller as of the date this Agreement (unless otherwise stated herein) as set forth below:

     3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to conduct its business as and to the extent now conducted.

     3.2 AUTHORITY. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser or its stockholders is necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms except to the extent that enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or some other laws relating to creditors' rights generally.

     3.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement and the Operative Agreements, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser; or

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in SECTION 3.4 or disclosed in
SECTION 3.4 OF THE DISCLOSURE SCHEDULE hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or the Shares.

     (c) except as set forth in SECTION 3.3 OF THE DISCLOSURE SCHEDULE, conflict with materially, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, or give to others any material rights of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party.

     3.4 GOVERNMENTAL APPROVALS AND FILINGS. Except as contemplated hereby or as disclosed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE and as described in
SECTION 5.1 hereto, no material consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.5 CAPITAL STRUCTURE. The authorized capital stock of Purchaser consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value (the "PURCHASER PREFERRED STOCK"). At the close of business on November 13, 2000: (i) 35,272,654 shares of Common Stock were issued and outstanding; (ii) up to 7,920,170 shares of Common Stock were reserved (or available) for issuance upon the exercise of options granted (or available for grant) by Purchaser under its 1997 and Senior Executive Stock Option Plans collectively; and (iii) up to 750,000 shares of Common Stock were reserved for issuance under Purchaser's 1999 Employee Stock Purchase Plan. No shares of Purchaser Preferred Stock are outstanding.

     3.6 SEC DOCUMENTS. Purchaser has filed all reports required to be filed by it with the SEC since September 30, 2000 and Purchaser has made available to Seller true, correct and complete copies of Purchaser's Annual Report on Form 10-K for the year ended December 31, 1999 and Purchaser's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (collectively, the "PURCHASER SEC DOCUMENTS"). As of their respective dates, each Purchaser SEC Document complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and none of the Purchaser SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Documents was prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Documents fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of Purchaser and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to (i) normal year-end adjustments which are not expected, individually or in the aggregate, to be material and (ii) the absence of all GAAP notes to such financial statements).

     3.7 SHARES OF COMMON STOCK. The Shares to be issued and delivered to Intuit or Intuit's nominee (as determined in SECTION 1.3) at the Closing in accordance with this Agreement, when so issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Purchaser's certificate of incorporation or bylaws or any agreement to which Purchaser is a party.

     3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, except as contemplated by or disclosed pursuant to this Agreement, any Operative Agreement or any Purchaser SEC Document, (a) Purchaser has conducted its businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, having a material adverse effect on the business, assets or results of operations of Purchaser.

     3.9 BROKERS. Except for Fox-Pitt, Kelton Inc. ("PURCHASER'S BROKER"), no broker, finder, investment banker or advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Operative Agreements based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Purchaser's Broker.



                                   ARTICLE 4
                               COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified in this ARTICLE 4 or, if no period is specified in this ARTICLE 4, the period specified in ARTICLE 9, Seller will comply with all covenants and provisions of this ARTICLE 4, except to the extent Purchaser may otherwise consent in writing.

     4.1 HSR FILINGS. Seller and its Affiliates will (i) take promptly all actions and pay all fees necessary to make the filings required of Seller or its Affiliates under the HSR Act as the party acquiring Purchaser's Shares,
(ii) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) reasonably cooperate with Purchaser in connection with Purchaser's and/or its Affiliates' filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. Notwithstanding the foregoing, nothing in this SECTION 4.1 shall require the Seller to agree to
(x) the imposition of conditions, (y) the requirement of divestiture or (z) the requirement of payment of money by Seller to a third party in exchange for any consent or approval.

     4.2 INVESTIGATION BY PURCHASER. From the date of this Agreement to the Closing Date, Seller will (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "REPRESENTATIVES") with reasonable access, upon reasonable prior written notice and during normal business hours, to the officers and employees of Seller who are primarily responsible for the operation of the Site and the provision of the Site Insurance Services, and (b) subject to obtaining any third-party consents required in connection with the disclosure of confidential information, furnish Purchaser and its Representatives with such information and data concerning the Assets as Purchaser reasonably may request in connection with its investigation of the Assets.

     4.3 CONDUCT OF BUSINESS. From the date of this Agreement to the Closing Date, Seller will use commercially reasonable efforts to operate the Site and provide the Site Insurance Services in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller shall: (i) continue its advertising and promotional activities in accordance with past practice; (ii) use commercially reasonable efforts to preserve its current relationships with Persons with which it has significant business relationships; and (iii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement. Each of Seller and Intuit covenants and agrees that, prior to the Closing, without the prior written consent of Purchaser, Seller will not (x) permit or allow any of the Assets to be subjected to any Encumbrance that will not be released prior to Closing or (y) (i) amend, modify or, subject to compliance by Seller and Intuit with
SECTION 6.1, consent to the termination of any Site Related Contract other than pursuant to the terms thereof and in the ordinary course of business or
(ii) without limiting Purchaser's rights under SECTION 4.6(c), enter into any new material distribution agreement relating to Consumer Insurance Products other than in the ordinary course of business. Notwithstanding the foregoing, Seller makes no representation or warranty as to the actions of any third parties (including employees) resulting from any disclosure or announcement of the Transaction or the consequences of any such third-party actions on the operation of the Site or the provision of Site Insurance Services.

     4.4 NONCOMPETITION.

     (a) CONSUMER CHANNELS. For a period of five (5) years from the Closing Date, neither Seller nor Intuit shall (i) perform the services of an insurance premium quote aggregator (I.E., a non-risk bearing entity that displays premium quotes from multiple insurers using information collected by such aggregator from a single questionnaire) for the purpose of offering Consumer Insurance Products in Consumer Channels to individuals resident in the United States; or (ii) use its employees to actively solicit, take or process applications for Consumer Insurance Products promoted in Consumer Channels to individuals resident in the United States (E.G., establish an

Intuit call center to solicit, take or process applications for Consumer Insurance Products originating from Quicken.com's insurance center).

     (b) BUSINESS CHANNELS. For a period of two (2) years from the Closing Date, neither Seller nor Intuit shall perform the services of an insurance premium quote aggregator (I.E., a non-risk bearing entity that displays premium quotes for multiple insurers using information collected by such aggregator from a single questionnaire) for the purpose of offering personal lines automobile insurance in Business Channels to individuals resident in the United States.

     (c) PERMITTED ACTIVITIES. Subject to any exclusivity provisions set forth in the Distribution Agreement, nothing in this SECTION 4.4 restricts or limits Seller or Intuit from:

          (i) advertising, promoting or linking to any company or companies that display or offer comparative premium quotes from multiple companies for Consumer Insurance Products;

          (ii) advertising, promoting or linking to multiple companies that display or offer premium quotes for any Consumer Insurance Products;

          (iii) other than with respect to personal lines automobile insurance in accordance with SECTION 4.4(b), advertising or promoting Consumer Insurance Products to businesses or professional advisors of individuals and/or businesses;

          (iv) advertising, promoting or offering fixed or variable annuities; or

          (v)   being licensed as an insurance agency, broker or producer.

     (d) INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this SECTION 4.4 would be inadequate, and Seller and Intuit hereby agree that Purchaser may seek injunctive or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provision may be effectively restrained.

     (e) TERMINATION OF NON-COMPETITION PROVISIONS. If the balance sheet included in any financial information contained in any public disclosure of Purchaser (including, but not limited to, earnings releases, Form 10-Q or Form 10-K filings with the SEC) (a "PUBLIC ANNOUNCEMENT") indicates that Purchaser has either (i) less than $8,000,000 in total cash, cash equivalents and investments in marketable securities or (ii) a current ratio (I.E., the quotient produced by dividing Purchaser's current assets by Purchaser's current liabilities) of less than 0.85 (each of which is referred to herein as a "FINANCIAL DEFICIENCY"), then Seller and Intuit shall have the right to terminate the provisions of SECTION 4.4 in their entirety pursuant to the following terms and conditions:

          (i) If a Financial Deficiency occurs, then Purchaser shall deliver to Seller and Intuit within ten (10) days after each month beginning after a Public Announcement disclosing a Financial Deficiency a monthly balance sheet of Purchaser prepared in accordance with GAAP (except for the omission of footnotes and customary year-end adjustments) and certified by

Purchaser's Chief Financial Officer or the Person who signs SEC filings on behalf of Purchaser (the "INTERIM BALANCE SHEET").

          (ii) The right of Seller and Intuit to terminate SECTION 4.4 shall be exercisable if, at the expiration of the sixty (60) day period that commences on the date of the Public Announcement that discloses the Financial Deficiency (such sixty (60)-day period being referred to herein as the "CURE PERIOD"), the most recent Interim Balance Sheet discloses the Financial Deficiency that was disclosed in the earlier Public Announcement.

          (iii) If, during the Cure Period, any Interim Balance Sheet does not disclose the Financial Deficiency that was disclosed in the earlier Public Announcement, Seller and Intuit shall have no right to terminate
SECTION 4.4 of this Agreement and Isotope may cease furnishing Interim Balance Sheets to Seller and Intuit unless and until a subsequent Public Announcement discloses a Financial Deficiency, in which case the Cure Period as to such subsequent Public Announcement will begin. Purchaser's Interim Balance Sheet shall be deemed to be a Public Announcement for the purposes of this SECTION 4.4(e).

     4.5 FULFILLMENT OF CONDITIONS. Seller shall execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     4.6 DELIVERY OF DISCLOSURE SCHEDULE; ACCEPTANCE. Purchaser acknowledges that the DISCLOSURE SCHEDULE delivered by Seller and Intuit contemporaneously with the execution and delivery of this Agreement may need to be amended, restated or updated by Seller and Intuit subsequent hereto. Accordingly, the parties agree as follows:

     (a) Seller and Intuit shall have the right to amend, restate and update the Disclosure Schedule up to the Closing;

     (b) Prior to the Closing but in no event later than thirty (30) days after the date of the Agreement, Seller shall deliver to Purchaser a complete copy of the proposed final Disclosure Schedule noting all changes from the Disclosure Schedule provided upon execution of the Agreement;

     (c) Purchaser shall accept such final Disclosure Schedule, in which case it shall become part of this Agreement as if in existence on the date of this Agreement and disclosures made in such amended Disclosure Schedule shall be made as if they had been disclosed in the Disclosure Schedule as of the date of this Agreement. Notwithstanding the foregoing, if such amended, restated or updated Disclosure Schedule sets forth new information or deletes previously disclosed information which is material and adverse to Purchaser, Purchaser may elect to terminate this Agreement without liability hereunder by giving written notice of termination to Seller stating specifically the information (the "MATERIAL INFORMATION") added to or deleted from the Disclosure Schedule that is material and adverse to Purchaser (the "TERMINATION NOTICE"). If the Material Information relates solely to a Site Related Contract, Seller shall have ten (10) days after receipt of a Termination Notice to decide whether to delete from the Disclosure Schedule or add to the Disclosure Schedule such Material Information. If Seller adds to or deletes from the Disclosure Schedule such Material Information within such ten (10) day period, Purchaser shall have no right to terminate this Agreement under this SECTION 4.6. If Seller does not add or delete such Material Information within such ten (10) day period, Purchaser shall have the right to terminate this Agreement under this SECTION 4.6.

     4.7 NOTICE OF DEVELOPMENTS. Prior to the Closing, Seller shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of Seller or Intuit in this Agreement or which could have the effect of making any representation or warranty of Seller or Intuit in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting the Assets, the Assumed Liabilities, the operation of the Site or the provision of the Site Insurance Services as the same relates to the transfer of the Assets and Assumed Liabilities contemplated by this Agreement.

     4.8 NO SOLICITATION OR NEGOTIATION. Each of Seller and Intuit agrees that between the date of this Agreement and the earlier of (x) the Closing or
(y) the termination of this Agreement in accordance with its terms, neither Seller nor Intuit nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, encourage or accept any other proposals or offers from any Person other than Purchaser (i) relating to any acquisition or purchase of all or any portion of the capital stock of Seller or the Assets of Seller, (ii) to enter into any business combination with Seller (E.G., a merger or similar corporate reorganization) or (iii) to enter into any other extraordinary business transaction (other than the termination or modification of a Site Related Contract) that has a material and adverse effect on the Assets, or (b) except for discussions with and among employees of Seller or Intuit, participate in any discussions, negotiations or other communications regarding, or furnish to any Person other than Purchaser any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person other than Purchaser to seek to do any of the matters described in clause (a) in this SECTION 4.8. Seller and Intuit immediately shall cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons other than Purchaser with respect to any of the matters described in clause (a) in this SECTION 4.8. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect to any such proposal, offer or inquiry, is made.

     4.9 BREAK-UP FEE. In the event that, notwithstanding the execution of this Agreement, Seller or Intuit (a) enters into any agreement with a Person other than Purchaser (i) relating to any acquisition or purchase of all or any portion of the capital stock of Seller or the Assets or (ii) relating to any business combination (e.g., a merger or similar corporate reorganization) with Seller, or (b) enters into any other extraordinary business transaction (other than the termination or modification of a Site Related Contract) with a Person other than Purchaser that has a material and adverse effect on the Assets, then Purchaser may exercise its right to terminate this Agreement under SECTION 11.1(e)(iv) on the grounds that Seller has breached the covenants contained in SECTION 4.8 and make written demand on Seller for Payment of, and Seller shall promptly pay to Purchaser, a fee of $5,000,000 (the "BREAK-UP FEE"). The payment of the Break-Up Fee shall (i) constitute liquidated damages with respect to the matters described in this SECTION 4.9 and (ii) be Purchaser's sole remedy against Seller or Intuit under this Agreement, and Purchaser shall have no right to pursue any remedies, at Law or in equity, against Seller, Intuit or any third party with respect to this Agreement except as pursuit of legal action may be necessary to collect the Break-Up Fee. The amount of such Break-Up Fee shall not constitute a standard for measuring the extent of actual damages for any other purpose.

     4.10 SUBSEQUENT TRANSFERS OF INTELLECTUAL PROPERTY. Seller and Intuit shall use their best efforts to transfer to Purchaser any Intellectual Property used solely in the provision of the Site Insurance Services and not described in SECTION 2.8 OF THE DISCLOSURE SCHEDULE, which is required to be so transferred in order to make the representation and warranty set forth in
SECTION 2.8 true and accurate and any such Intellectual Property so transferred shall be treated as Seller's Intellectual Property for all purposes of this Agreement.

                                   ARTICLE 5
                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified in this ARTICLE 5 or, if no period is specified in this ARTICLE 5, the period specified in ARTICLE 9, Purchaser will comply with all covenants and provisions of this ARTICLE 5, except to the extent Seller may otherwise consent in writing.

     5.1 HSR FILINGS. Purchaser and its Affiliates will (i) take promptly all actions and pay all fees necessary to make the filings required of Purchaser or its Affiliates under the HSR Act as the party acquiring the Assets, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) reasonably cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. Notwithstanding the foregoing, nothing in this SECTION 5.1 shall require Purchaser to agree to (x) the imposition of conditions, (y) the requirement of divestiture or (z) the requirement of payment of money by Purchaser to a third party in exchange for any consent or approval.

     5.2 FULFILLMENT OF CONDITIONS. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     5.3 INSURANCE CARRIER APPOINTMENTS. For a period of five (5) years from and after the Closing (and for such period of time as the Distribution Agreement continues in effect, if longer), Purchaser will cooperate with Seller and use commercially reasonable efforts to obtain such insurance carrier appointments as Seller reasonably determines to be necessary to enable

Seller to maintain its existing insurance licenses in all of the jurisdictions in which it maintains such licenses as of the Closing Date.

     5.4 TRANSFER TAXES. Purchaser shall pay all Transfer Taxes, filing fees and similar taxes, fees, charges and expenses required to be paid in connection with the sale of the Assets and any other transactions contemplated by this Agreement.

     5.5 NOTICE OF DEVELOPMENTS. Prior to the Closing, Purchaser shall promptly notify Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of Purchaser in this Agreement or which could have the effect of making any representation or warranty of Purchaser in this Agreement untrue or incorrect in any material respect and which materially and adversely affect Purchaser's ability to consummate the Transaction.

                                  ARTICLE 6
                          MUTUAL COOPERATION COVENANTS

     6.1 CONSENTS AND APPROVALS. From and after the date of this Agreement, Seller, Intuit and Purchaser shall work cooperatively to identify all consents and approvals that may be required in connection with the sale or transfer of the Assets and the delegation or subcontracting of obligations under the Site Related Contracts contemplated herein and the performance by Purchaser, Seller and Intuit of their respective obligations under this Agreement and the Operative Agreements. Purchaser, Seller and Intuit shall, in good faith, use their commercially reasonable efforts to obtain all such consents and approvals prior to the Closing; provided, however, that (i) neither Seller nor Intuit shall be obligated to pay money in connection with obtaining such consent or approval and (ii) if a Counterparty to a Site Related Contract requires the payment of money or imposes any other unreasonable conditions on Seller or Intuit with respect to a Site Related Contract, Seller and Intuit shall have the right to terminate any such Site Related Contract. To the extent such consents and approvals cannot be obtained prior to the Closing, Purchaser, Seller and Intuit shall use their commercially reasonable efforts for a reasonable period of time following the Closing to obtain such consents and approvals as Purchaser, Seller and Intuit mutually agree to be reasonably necessary to enable Seller to transfer the Assets and the Assumed Liabilities, as contemplated by this Agreement.

     6.2 DEVELOPMENT OF TRANSITION PLANS. From the date of this Agreement to the Closing Date, Seller, Intuit and Purchaser will work cooperatively and in good faith to develop mutually acceptable transition plans for transitioning from Seller to Purchaser (i) Seller's and Intuit's distribution and traffic relationships under the Site Related Contracts and (ii) contractual and legal compliance requirements arising from the transactions contemplated herein. In addition, it is contemplated that Purchaser will provide such assistance to Seller and Intuit as may be reasonably necessary to resolve contractual or other similar issues that may arise with insurance carriers, Persons with whom Seller or Intuit has distribution or traffic relationships and others as a result of the transactions contemplated by this Agreement. To the extent Purchaser may incur reasonable and necessary expenses in the resolution of any such matters, Seller will reimburse Purchaser for such expenses; provided that Seller shall have had an opportunity to review and approve any such expenses or payments in advance of their having been incurred.

     6.3 EXECUTION OF TRANSITION PLANS. Subject to compliance with applicable Law, Purchaser, Seller and Intuit shall each commence implementation of their respective transition plans described in SECTION 6.2 as soon as reasonably practicable after the date of this Agreement. Following the Closing, Purchaser, Seller and Intuit shall use their commercially reasonable efforts and work cooperatively to complete the implementation of the transition plans described in SECTION 6.2.

     6.4 EMPLOYEE MATTERS. During the 15-day period after the date of this Agreement, Purchaser shall not, directly or indirectly, encourage or solicit, or induce others to encourage or solicit, the employees of Seller to leave Seller's employ. After such 15-day period, Seller will identify its employees who will continue to remain employed with Intuit or Seller and furnish to Purchaser a list of such employees (the "UNAVAILABLE EMPLOYEES"). Any employees of Seller not named as an Unavailable Employee shall be an "AVAILABLE EMPLOYEE." Purchaser may, in its sole discretion, after the expiration of the 15-day period referred to in the first sentence of this
SECTION 6.4, offer employment to any Available Employee on such terms and conditions as Purchaser may determine in its sole discretion. Seller agrees to provide Purchaser and its agents with reasonable and practicable assistance in connection with the foregoing, including, without limitation, providing access to the Available Employees (but not to their personnel files). Notwithstanding the foregoing, nothing contained in this Agreement shall require Purchaser to extend an offer of employment to any employee of Seller.

     6.5 PATENT LICENSE AGREEMENT. Intuit and Purchaser shall execute and deliver at the Closing a Patent License Agreement containing customary terms and conditions mutually agreed upon by Intuit and Purchaser whereby Purchaser grants to Intuit and its Affiliates a non-exclusive, perpetual, worldwide, royalty-free right and license under the Licensed Patent Applications and the Licensed Patents to make, have made, use, sell, offer for sale, lease and otherwise dispose of Licensed Products.

     (a)  As used in this Agreement:

          (i) "Licensed Patent Applications" shall mean (A) the United States Patent Application System For Online Quoting And binding Of Insurance Policies identified in SECTION 2.8 OF THE DISCLOSURE SCHEDULE; (B) any and all continuations, divisions, and continuations-in-part of such Application, whether related to such Application directly or through one or more intervening applications; (C) any foreign application for patent or utility model claiming priority in whole or in part from any of the applications identified in clauses (A) and (B) above; and (D) any and all continuations, divisions, and continuations-in-part of any of the applications identified in clause (C) above, whether related to such applications directly or through one or more intervening applications.

          (ii) "Licensed Patents" shall mean (A) any and all patents and utility models issuing on or registered from any of the Licensed Patent Applications; and (B) any and all reexaminations, reissues, additions, or extensions of any of the patents or utility models identified in clause (A) above.

          (iii) "Licensed Product", singular or plural, shall mean any module for products or services (other than property and casualty Consumer Insurance Products (E.G., personal lines automobile and homeowners insurance) wherein the manufacture, use, offer for sale, sale or importation of the module by Intuit or its Affiliates would, but for the rights and license granted by Purchaser pursuant to this SECTION 6.5, constitute an infringement of a valid and enforceable claim of a subsisting Licensed Patent.

                                 ARTICLE 7
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder to purchase the Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

     7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Seller and Intuit in this Agreement (as qualified by the DISCLOSURE SCHEDULE) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date and Purchaser shall have received a certificate of Seller and Intuit to such effect signed by duly authorized officers thereof.

     7.2 PERFORMANCE. Each of Seller and Intuit shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller or Intuit at or before the Closing and Purchaser shall have received a certificate of Seller and Intuit to such effect signed by duly authorized officers thereof.

     7.3 ORDERS AND LAWS; HSR ACT. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets or the issuance of the Shares contemplated hereby shall have expired or shall have been terminated.

     7.4 DELIVERIES. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

     7.5 NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on the Assets.

     7.6 NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental or Regulatory Authority against Seller, Intuit or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect on the Assets; provided, however, that the provisions of this SECTION 7.6 shall not apply if Purchaser has solicited or encouraged any such Action.

     7.7 RESOLUTIONS OF SELLER. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each of Seller and Intuit, of the resolutions duly and validly adopted by the respective Boards of Directors of Seller and Intuit evidencing its authorization of the execution and delivery of this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby.

     7.8 INCUMBENCY CERTIFICATES. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of each of Seller and Intuit certifying the names and signatures of the officers of Seller and Intuit authorized to sign this Agreement and the Operative Agreements and the other documents to be delivered hereunder and thereunder.

     7.9 DISTRIBUTION AGREEMENT. Intuit shall have delivered to Purchaser a Distribution Agreement in the form attached hereto as EXHIBIT A executed by Intuit.

     7.10 SHAREHOLDERS AGREEMENT. Intuit and Seller shall have delivered the Fourth Amended and Restated Investor Rights Agreement (the "SHAREHOLDERS AGREEMENT") in the form attached hereto as EXHIBIT B executed by each of Intuit and Seller.

                                  ARTICLE 8
                 CONDITIONS TO OBLIGATIONS OF SELLER AND INTUIT

     The obligations of Seller and Intuit hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller and Intuit in their sole discretion):

     8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and Seller and Intuit shall have received a certificate of Purchaser to such effect signed by duly authorized officers thereof.

     8.2 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing, and Seller and Intuit shall have received a certificate of Purchaser to such effect signed by duly authorized officers thereof.

     8.3 ORDERS AND LAWS; HSR ACT. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets or the issuance of the Shares contemplated hereby shall have expired or shall have been terminated.

     8.4 DISTRIBUTION AGREEMENT. Purchaser shall have delivered to Intuit a Distribution Agreement in the form attached hereto as EXHIBIT A executed by Purchaser.

     8.5 SHAREHOLDERS AGREEMENT. Purchaser shall deliver the Shareholders Agreement in the form attached hereto as EXHIBIT B executed by the following parties: (i) Purchaser; (ii) each of the Founders (as defined in such Agreement); and (iii) Holders (other than Founders) holding a majority-in-interest of the Registrable Securities held by all Holders (other than Founders) as such terms are defined in, and contemplated by, Purchaser's Third Amended and Restated Investor Rights Agreement made and entered into as of March 31, 1999.

     8.6 NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental or Regulatory Authority against Seller, Intuit or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; provided, however, that the provisions of this SECTION 8.6 shall not apply if Seller or Intuit has solicited or encouraged any such Action.

     8.7 RESOLUTIONS OF SELLER. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby.

     8.8 INCUMBENCY CERTIFICATES. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Operative Agreements and the other documents to be delivered hereunder and thereunder.

     8.9 DELIVERIES. Purchaser shall have delivered to Seller the Assumption Agreement, the other Assumption Instruments and share certificates evidencing the ownership of the Shares by Intuit or Intuit's nominee (as described in SECTION 1.3).

     8.10 NO MATERIAL ADVERSE EFFECT. There shall not have occurred a Material Adverse Effect with respect to Purchaser.

                                  ARTICLE 9
                   SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

     The representations and warranties of Seller, Intuit and Purchaser contained in this Agreement will survive the Closing for a period of one (1) year with respect to all representations and warranties, except the representations and warranties set forth in SECTION 2.8, which shall survive Closing for a period of three (3) years. Each covenant or agreement shall survive the Closing until ninety (90) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, then for one (1) year, except that (i) a Party's obligations to indemnify the other Party with respect to Assumed Liabilities (in the case of Purchaser) or Retained Liabilities (in the case of Seller and Intuit) shall continue until the expiration, termination or other discharge of the Assumed Liabilities or the Retained Liabilities, as applicable, and (ii) any covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under ARTICLE 10 on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in ARTICLE 10.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 INDEMNIFICATION.

     (a) Seller and Intuit, jointly and severally, shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or (ii) any Retained Liability; provided, however, that (1) Seller and Intuit shall not have any liability under this SECTION 10.1(a) unless the aggregate of all Losses relating thereto for which Seller and Intuit would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $150,000, at which point Seller and Intuit shall be liable for all Losses, and (2) Seller's and Intuit's aggregate liability under this SECTION 10.1(a) shall in no event exceed the fair market value of the Shares received by Intuit under this Agreement determined as of the time a Claim Notice or Indemnity Notice (as applicable) is delivered under this SECTION 10.

     (b) Purchaser shall indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or (ii) any Assumed Liability; provided, however, that (1) Purchaser shall not have any liability under this SECTION 10.1(b) unless the aggregate of all Losses relating thereto for which Purchaser would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $150,000, at which point Purchaser shall be liable for all Losses, and (2) Purchaser's aggregate liability under this SECTION 10.1(b) shall in no event exceed the fair market value of the Shares received by Intuit under this Agreement determined as of the time a Claim Notice or Indemnity Notice (as applicable) is delivered under this SECTION 10.

     10.2 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under SECTION 10.1 will be asserted and resolved as follows:

     (a) In the event any claim or demand in respect of which an Indemnified Party may seek indemnity under SECTION 10.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim only to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute

Period whether the Indemnifying Party disputes its liability to the Indemnified Party under SECTION 10.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

     (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
SECTION 10.2(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full by reason of Section 10.1). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this SECTION 10.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this SECTION 10.2(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under SECTION 10.1 with respect to such Third Party Claim.

     (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to SECTION 10.2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this SECTION 10.2(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the

Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
SECTION 10.2(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 10.2(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

     (b) In the event an Indemnified Party has a claim under SECTION 10.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party does not notify the Indemnified Party that it does not dispute the claim described in the Indemnity Notice or disputes its liability with respect to such claim, each party may pursue such remedies as it may determine with respect to such claim.

                                   ARTICLE 11
                                   TERMINATION

     11.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time before the Closing, by written agreement of Seller, Intuit and Purchaser; or

     (b) at any time after the expiration of the sixty (60) day period commencing on the date of this Agreement (which period will be extended to a period ending ninety (90) days after receipt of a second request from the Federal Trade Commission or the Antitrust Division of the Department of Justice related to the filings under the HSR Act described in SECTIONS 4.1 AND 5.1) by Seller or Purchaser upon written notification given by the terminating party to the non-terminating party if the Closing shall not have occurred on or before the expiration of such period, as the same may be extended, and such failure to consummate the Closing is not caused by a breach of this Agreement by the terminating party; or

     (c) by Purchaser, in accordance with the provisions of SECTION 4.6 hereof; or

     (d) by either Purchaser or Seller in the event that any Governmental or Regulatory Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

     (e) by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) Seller or Intuit makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller or Intuit seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
(ii) an event or condition occurs that has resulted in a Material Adverse Effect on the Assets or the Assumed Liabilities; (iii) any material representation or warranty of Seller or Intuit contained in this Agreement shall not have been true and correct when made; or (iv) Seller or Intuit shall not have complied with any material covenant or agreement to be complied with by them and contained in this Agreement; PROVIDED, however, that before Purchaser shall have the right to terminate this Agreement under clauses (ii), (iii) and (iv) above, Purchaser shall have given Seller written notice of the basis on which Purchaser intends to terminate this Agreement, specifying in reasonable detail the nature of the event, condition, inaccuracy, non-compliance or breach (the "Claimed Breach") and Seller and Intuit shall have had fifteen (15) days after the date of receipt of such notice within which to cure the Claimed Breach.

     (f) by Seller and Intuit if, between the date hereof and the time scheduled for the Closing: (i) Purchaser makes a general assignment for the benefit of creditors or any proceeding shall be instituted by or against Purchaser seeking to adjudicate Purchaser a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition; (ii) any material representation or warranty of Purchaser contained in this Agreement shall not have been true and correct when made; (iii) Purchaser shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or (iv) an event or condition occurs that has resulted in a Material Adverse Effect with respect to Purchaser; provided, however, that before Seller shall have the right to terminate this Agreement under clauses
(ii), (iii) and (iv) above, Seller shall have given Purchaser written notice of the basis on which Seller intends to terminate this Agreement, specifying in reasonable detail the Claimed Breach, and Purchaser shall have had fifteen
(15) days after the date of receipt of such notice within which to cure the Claimed Breach; or

     (g) by Seller and Intuit, if Seller and Intuit shall have reasonably and in good faith determined that as a result of having entered into this Agreement and/or performing their obligations under this Agreement, Seller and/or Intuit will experience a Material Adverse Result. Seller and Intuit shall notify Purchaser in writing regarding any determination of a Material Adverse Result. If Seller and Intuit terminate this Agreement under this
SECTION 11.1(g), Seller or Intuit shall promptly pay to Purchaser a termination fee of $2,500,000 (the "SELLER'S TERMINATION FEE").

     11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 11.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, Intuit or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) including, without limitation, for payment of the Break-up Fee, except that the provisions of SECTION 11.1(g) with respect to payment of the Seller's Termination Fee and the provisions with respect to expenses in SECTION 13.4 and confidentiality in SECTION 13.6 will continue to apply following any such termination.

                                   ARTICLE 12
                                   DEFINITIONS

     12.1 DEFINITIONS AND CONSTRUCTION.

     (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "1934 ACT" has the meaning ascribed to it in SECTION 3.6.

         "ACTION OR PROCEEDING" means any action, suit, proceeding or arbitration.

         "AFFILIATE" means any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "AGREEMENT" means this Asset Purchase Agreement and the Exhibits and the Disclosure Schedule, as the same shall be amended from time to time.

         "ASSETS" has the meaning ascribed to it in SECTION 1.1(a).

         "ASSIGNMENT INSTRUMENTS" has the meaning ascribed to it in SECTION 1.4.

         "ASSUMED LIABILITIES" has the meaning ascribed to it in SECTION 1.2(a).

         "ASSUMPTION AGREEMENT" has the meaning ascribed to it in SECTION 1.4.

         "ASSUMPTION INSTRUMENTS" has the meaning ascribed to it in SECTION 1.4.

         "AVAILABLE EMPLOYEES" has the meaning ascribed to it in SECTION 6.4.

         "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in California are authorized or obligated to close.

         "BUSINESS CHANNEL" shall mean any channel other than a Consumer
Channel.

         "CLAIM NOTICE" means written notification pursuant to SECTION 10.2(a) of a Third Party Claim as to which indemnity under SECTION 10.1(a) is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under SECTION 10.1(a), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

         "CLOSING" means the closing of the transactions contemplated by SECTION 1.4.

         "CLOSING DATE" means (a) the second (2nd) Business Day after the day on which the last of the consents, approvals, determinations, actions, filings, notices or waiting periods described in, or related to the filings described in, SECTIONS 4.1 AND 5.1, ARTICLE 7 or ARTICLE 8 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser, Seller and Intuit mutually agree upon in writing.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMMON STOCK" has the meaning ascribed to it in SECTION 1.3.

         "CONSUMER CHANNEL" means the Websites located at Intuit.com, IntuitInsurance.com and InsureMarket.com, and the Intuit Consumer Product, but not including any of Intuit's business or professional advisor products, channels or areas (E.G., the small business area to which links are made from Quicken.com).

         "CONSUMER INSURANCE PRODUCTS" shall mean Insurance Products designed principally for and customarily promoted to individuals, such as voluntary term life insurance, personal lines automobile insurance and homeowner's insurance, but shall not include Insurance Products designed for businesses (E.G., businessowner's policy, workers compensation, etc.) or group coverages (E.G., group health insurance, group life insurance and other forms of insurance that are group underwritten, guaranteed issuance or the premiums for which are paid in whole or in part by an employer).

         "CONTINUING OBLIGATIONS" has the meaning ascribed to it in SECTION 1.5(a).

         "CONTRACT" means any agreement, contract, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other written agreement.

         "COPYRIGHTS" means copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

         "CURE PERIOD" has the meaning ascribed to it in SECTION 4.4(e).

         "DISCLOSURE SCHEDULE" means the record delivered to Purchaser by Seller and Intuit herewith, dated as of the date hereof and amended in accordance with
SECTION 4.6, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

         "DISPUTE PERIOD" means the period ending sixty (60) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, Lien (including, without limitation, environmental and Tax Liens), charge, encumbrance, adverse claim, preferential agreement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ESTIMATED HISTORICAL QUOTE SESSIONS" shall have the meaning ascribed to it in SECTION 2.9.

         "EXCLUDED ASSETS" has the meaning ascribed to it in SECTION 1.1(b).

         "FINANCIAL DEFICIENCY" has the meaning ascribed to it in SECTION 4.4(e)

         "GAAP" has the meaning ascribed to it in SECTION 3.6.

         "GENERAL ASSIGNMENT" has the meaning ascribed to it in SECTION 1.4.

         "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of ARTICLE 10.

         "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 10.

         "INDEMNITY NOTICE" means written notification pursuant to SECTION 10.2(b) of a claim for indemnity under ARTICLE 10 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         "INSURANCE PRODUCT" means a contract whereby a Person undertakes to indemnify another against loss, damage, or liability arising from a contingent or unknown event.

         "INTELLECTUAL PROPERTY" means (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets, (v) Software and any other intellectual or industrial property.

         "INTERIM BALANCE SHEET" has the meaning ascribed to it in SECTION
4.4(e).

         "INTUIT CONSUMER PRODUCT" shall mean Intuit's Quicken Basic and Deluxe personal finance software and TurboTax Basic and Deluxe tax preparation software products to the extent that Intuit determines, in its sole discretion, to promote Consumer Insurance Products in such products; provided, however, that Intuit can terminate or modify such products in its sole discretion at any time.

         "KNOWLEDGE OF SELLER AND INTUIT" or "KNOWN TO SELLER AND INTUIT" means the actual knowledge after reasonable inquiry of Steven Aldrich, Slawek Ligier, and Velvet Beard.

         "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "LIABILITIES" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "LICENSE" has the meaning ascribed to it in SECTION 1.5(a).

         "LICENSE RESTRICTIONS" has the meaning ascribed to it in SECTION
1.5(a).

         "LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other lien of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

         "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

         "MATERIAL ADVERSE EFFECT" shall have the following meanings:

            (i) with respect to the Assets or the Assumed Liabilities, any circumstance, change in or effect on, the Assets that, individually or in the aggregate with all other circumstances, changes in or effects on, the Assets is or is reasonably likely to be materially adverse to the Assets or the Liabilities; provided, Seller's failure to assign, delegate, subcontract or otherwise effectively transfer the Site Related Contracts to Purchaser in accordance with this Agreement shall not constitute a Material Adverse Effect; and

            (ii) with respect to Purchaser, any circumstance, change in or effect on the assets or business of Purchaser that individually or in the aggregate with all other circumstances, changes and/or effects on, the assets or business of Purchaser is or is reasonably likely to be materially adverse to Purchaser and its business taken as a whole; provided, however, any adverse effect attributable to the following shall be disregarded: (i) circumstances or changes arising as a result of the announcement of, or contemplated consummation of the Transaction, (ii) general industry conditions, (iii) general economic, business or financial market conditions and (iv) the performance of Purchaser's stock price (in and of itself), although the performance of Purchaser's stock price may be considered together with matters other than those in clauses (i), (ii) and (iii) in determining whether a Material Adverse Effect has occurred with respect to Purchaser.

         "MATERIAL ADVERSE RESULT" means that there is a reasonable likelihood that Seller and/or Intuit will suffer damages in an aggregate amount of at least $10,000,000 resulting from breaches of carrier, product linking, distribution and other Contracts related to the operation of the Site, but excluding from such damages any losses, claims or expenses relating to the termination of real and personal property leases, taxes and employee severance obligations.

         "MATERIAL INFORMATION" has the meaning ascribed to it in SECTION
4.6(c).

         "NONDISCLOSURE AGREEMENT" has the meaning ascribed to it in SECTION
13.3.

         "OPERATIVE AGREEMENTS" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, the Distribution Agreement, the Shareholders Agreement, the Voting Agreement and any other agreements to be entered into in connection with the transaction.

         "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "PARTY" means Seller and Intuit, on one hand, and Purchaser, on the other, and "PARTIES" means Seller, Intuit and Purchaser.

         "PATENTS" means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

         "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "PRIOR YEAR" has the meaning ascribed to it in SECTION 2.9.

         "PUBLIC ANNOUNCEMENT" has the meaning ascribed to it in SECTION 4.4(e)

         "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

         "PURCHASER INDEMNIFIED PARTIES" means Purchaser and its officers, directors, employees, agents and Affiliates.

         "PURCHASER PREFERRED STOCK" has the meaning ascribed to it in SECTION 3.5.

         "PURCHASER SEC DOCUMENTS" has the meaning ascribed to it in SECTION
3.6.

         "REPRESENTATIVES" has the meaning ascribed to it in SECTION 4.2.

         "RESOLUTION PERIOD" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

         "RETAINED LIABILITIES" has the meaning ascribed to it in SECTION
1.2(b).

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning ascribed to it in the forepart of this Agreement.

         "SELLER INDEMNIFIED PARTIES" means Seller and Intuit and their respective officers, directors, employees, agents and Affiliates.

         "SELLER'S INTELLECTUAL PROPERTY" has the meaning ascribed to it in
SECTION 1.1.(a)(i).

         "SELLERS LICENSES" means licenses of Seller's Intellectual Property by Seller or Intuit to third parties as further described in SECTION 2.8 OF THE DISCLOSURE SCHEDULE.

         "SELLER'S TERMINATION FEE" has the meaning ascribed to it in SECTION 11.1(g).

         "SHAREHOLDERS AGREEMENT" has the meaning ascribed to it in SECTION
7.11.

         "SITE" has the meaning ascribed to it in the forepart of this Agreement.

         "SITE INSURANCE SERVICES" has the meaning ascribed to it in the forepart of this Agreement.

         "SITE RELATED CONTRACTS" has the meaning ascribed to it in SECTION 1.1(a)(ii).

         "SOFTWARE" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

         "TAX" or "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value-added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest (including interest that would have accrued absent a netting of Taxes) and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "TERMINATION NOTICE" has the meaning ascribed to it in SECTION 4.6(c).

         "THIRD PARTY CLAIM" has the meaning ascribed to it in SECTION 10.2(a).

         "TRADEMARKS" means trademarks, service marks, trade dress, logos, trade names, corporate names, symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

         "TRADE SECRETS" means trade secrets, know-how and other confidential or proprietary technical, business and other information which is protectible under applicable Law, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data and all rights in any jurisdiction to limit the use or disclosure thereof.

         "TRANSACTION" has the meaning ascribed to it in the forepart of this Agreement.

         "TRANSFER TAX" shall mean any transfer, sales, use, registration, value-added and other similar Taxes, fees or related amounts (including any penalties, interest and addition to Tax) arising as a result of or otherwise incurred in connection with any of the transactions contemplated by this Agreement.

         "UNAVAILABLE EMPLOYEES" has the meaning ascribed to it in SECTION 6.4.

         "URL" has the meaning ascribed to it in the forepart of this Agreement.

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course," "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller or Intuit in connection with the Site Insurance Services or Purchaser in connection with its business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

     If to Purchaser, to:

     InsWeb Corporation
     11290 Pyrites Way, Suite 200
     Gold River, California  95670-4481
     Attn:  President

     With a copy to:

     InsWeb Corporation
     11290 Pyrites Way, Suite 200
     Gold River, California  95670-4481
     Attn:  General Counsel

     If to Seller or Intuit, to:

     Intuit Inc.
     2632 Marine Way
     Mountain View, California  94043
     Attn:  Senior Vice President, Corporate Strategy

     With a copy to:

     Intuit Inc.
     2632 Marine Way
     Mountain View, California  94043
     Attn:  General Counsel

     All such notices, requests and other communications will (i) if delivered personally to the address provided in this SECTION 13.1, be deemed given upon delivery, and (ii) if delivered by mail in the manner described above to the address provided in this SECTION 13.1, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to each other party hereto.

     13.2 BULK SALES ACT. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

     13.3 ENTIRE AGREEMENT. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the pre-existing Mutual Nondisclosure and Nonuse Agreement dated September 28, 2000 (the "NONDISCLOSURE AGREEMENT") between the parties shall remain in full force and effect and, in the event of a conflict between the provisions of such Nondisclosure Agreement and the provisions of SECTION 13.6, the provisions of such Nondisclosure Agreement shall control. The parties acknowledge that each has participated in the drafting of this Agreement and that neither party shall assert that the Agreement shall be construed or interpreted against any particular party as a result of its having participated in the drafting of the Agreement.

     13.4 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

     13.5 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, Seller, Intuit and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. Each of Intuit and Purchaser shall issue press releases regarding the Transaction contemporaneously on the day the Transaction is first announced which the Parties anticipate will be on or about November 27, 2000. Each Party shall have twenty-four (24) hours after its receipt of such other Party's press release during the receiving Party's normal work week in which such press release is received to review the other Party's press release. No Party will host any teleconference calls concerning the Transaction without obtaining the prior written approval of each other Party. If any Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, required by Law in order to discharge such Party's disclosure obligations, then such Party may make or issue the required report, statement or release to the extent required by Law (provided the disclosing Party shall use reasonable efforts to advise the other Party hereto and provide it with a copy of the proposed disclosure prior to making such proposed disclosure). From and after the date of this Agreement and until the Closing Date, each Party agrees to cooperate in connection with any press release mentioning the Transaction or any other Party, and subsequent to the Closing Date, each Party shall cooperate with each other Party in connection with any press release mentioning the other Party or its products. Such cooperation shall include, but not be limited to, using commercially reasonable efforts to provide the other Party with forty-eight (48) hours advance notice of the proposed press release and providing a draft of such proposed press release at least twenty-four (24) hours in advance of its publication to enable such other Party to review and approve in writing the final version of such press release. Seller and Purchaser shall cooperate in developing and implementing a program for disclosing this Agreement and the transfer of the Assets described herein to Seller's customers, insurance carriers with Seller has Site Related Contracts and Seller's and Intuit's distribution and traffic partners with whom Seller or Intuit has entered into Site Related Contracts.

     13.6 SUPPLEMENTAL CONFIDENTIALITY. In addition to the obligations of the parties under the Nondisclosure Agreement, each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative) and refrain from using or disclosing all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder. This SECTION 13.6 shall not apply to the extent that the documents or information described in this SECTION 13.6, can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party to whom such documents and information are furnished or the Representatives of each party (except for one copy of the foregoing which may be retained in such party's legal archives).

     13.7 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     13.8 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     13.9 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE 10.

     13.10 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     13.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     13.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or any court of the State of California located in the City of San Francisco in any such action, suit or proceeding arising out of or relating to this Agreement, any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

     13.13 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     13.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

     13.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Photocopied facsimile signature pages of this Agreement will be sufficient to bind the parties hereto, and will be followed by originally signed signature pages.

                                    * * * * *


                             [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                           INTUIT INSURANCE SERVICES, INC.

                           By:
                                  --------------------------------------
                           Name:  Steven P. Aldrich
                           Title:
                                  --------------------------------------


                           INSWEB CORPORATION

                           By:
                                  --------------------------------------
                           Name:  Hussein A. Enan
                           Title:
                                  --------------------------------------

                           Intuit executes this Agreement and agrees to be bound thereby to the extent of the provisions of this Agreement in which Intuit's name appears, and not others.

                           INTUIT INC.

                           By:
                                  --------------------------------------
                           Name:  Raymond G. Stern
                           Title:
                                  --------------------------------------

                                    Exhibit A

                             Distribution Agreement

                                    Exhibit B

                             Shareholders Agreement










                                       -v-